                                                                    Exhibit 10.1

                                   EXHIBIT C

                                  GANTOS, INC.
                        1266 EAST MAIN STREET, 5TH FLOOR
                           STAMFORD, CONNECTICUT 06902


                                November 16, 1999


Ms. Arlene H. Stern
1266 East Main Street, 5th Floor
Stamford, Connecticut  06902

Dear Arlene:

      We have entered into a letter agreement, dated June 20, 1996 (the "Agreement"), as amended by the Termination Agreement, dated as of May 12, 1998 (the "Termination Agreement"), the letter agreement, dated May 19, 1998 (the "First Amendment") and the letter agreement, dated March 16, 1999 (the "Second Amendment"), with respect to your employment with Gantos, Inc. ("Gantos"). In connection with your continued employment by Gantos, you and Gantos desire to provide that your severance payments upon a change in control will equal the amount that provides you with the greatest after-tax benefits. This letter (the "Third Amendment") states our agreement with respect to the changes to the Agreement and is entered into in exchange for good and valuable consideration, the receipt and adequacy of which are acknowledged by both of us.

      1.  Change in Control Severance. The final paragraph of Section 6(c) of the Agreement, as amended, (beginning "Notwithstanding the foregoing, . . . .")
is amended and restated to read as follows:

      "Notwithstanding the foregoing, the total amount of all payments of cash or property in the nature of compensation contingent on a change in the ownership or effective control of Gantos or in the ownership of a substantial portion of Gantos' assets, including, without limitation, the benefits provided pursuant to this Paragraph 6(c) and payments relating to any stock options that vest as a result of a Change in Control, shall not exceed whichever of the following provides you with the greatest dollar value after federal income and excise taxes: (1) the maximum amount that may be paid to you and not be deemed a "parachute payment" resulting in an excise tax to you and a loss of compensation deduction to Gantos, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and related provisions, or any successor provisions, and (2) the amounts payable to you in the absence of this sentence. If the benefits otherwise provided pursuant to this Paragraph 6(c) would result in you receiving such a "parachute payment" and clause (1) above is applicable, your benefits shall be reduced (in the order set forth above) until they are $1.00 less than the amount that would result in you receiving such a "parachute payment"."

      2. No Other Change. Except as modified by this Third Amendment, the Agreement, as amended, shall continue in full force according to its terms and is ratified.

      3. Counterparts. This Third Amendment may be signed in counterparts, both of which together will be deemed an original of this Third Amendment. This Third Amendment will also be effective if evidenced by signed copies transmitted by telecopier or facsimile transmission.

      If this letter correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.


                                      Very truly yours,

                                      GANTOS, INC.


                                      By:


                                        Its:

The terms of this agreement
are accepted and agreed to
on _______________________:



Arlene H. Stern



                                       2